Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Energous Corporation (formerly known as DvineWave, Inc.) on Form S-1 of our report dated December 16, 2013, except for Note 11(e) and (f) which is dated January 23, 2014, with respect to our audits of the financial statements of Energous Corporation (formerly known as DvineWave, Inc.) as of December 31, 2012 and for the period October 30, 2012 (Inception) through December 31, 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

January 23, 2014